Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

SEI Daily Income Trust:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement of the SEI Daily Income Trust Ultra Short Bond Fund.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 16, 2008